                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                  Under the Securities Exchange Act of 1934*


                              Haggar Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   405173105
                        ------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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  -------------------
  CUSIP No. 405173105              13G
  -------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

        Barrow, Hanley, Mewhinney & Strauss, Inc.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        A Nevada corporation

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                          SOLE VOTING POWER
                     5
     NUMBER OF            496,400 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          240,500 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             736,900 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        736,900 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        11.28%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
        IA

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                               Page 2 of 4 Pages
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     SCHEDULE 13G
     ------------

Item 1(a) Name of Issuer:
                   Haggar Corporation

      (b) Address of Issuer's Principal Executive Offices:
                   6113 Lemmon Avenue
                   Dallas, TX 75209

Item 2(a) Name of Person Filing:
                   Barrow, Hanley, Mewhinney & Strauss, Inc.

     2(b) Address of Principal Business Office or, if none, Residence:
                   One McKinney Plaza
                   3232 McKinney Avenue, 15th Floor
                   Dallas, TX 75204-2429

     2(c) Citizenship:
                   A Nevada corporation

     2(d) Title of Class of Securities:
                   Common Stock

     2(e) CUSIP Number:
                   405173105

Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                   The reporting person is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.   Ownership:

     4(a) Amount beneficially owned:
                   736,900 shares

     4(b) Percent of class:
                   11.28%

     4(c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                   496,400 shares

          (ii)  Shared power to vote or to direct the vote:
                   240,500 shares

          (iii) Sole power to dispose or to direct the disposition of:
                   736,900 shares

          (iv)  Shared power to dispose or to direct the disposition of:
                   ----

Item 5.   Ownership of Five Percent or Less of a Class:
                   Not Applicable.

                               Page 3 of 4 Pages
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Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                   The right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock is held by certain clients of the reporting person, none of which has such right or power with respect to five percent or more of the common stock.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
                   Not Applicable.

Item 9.   Notice of Dissolution of Group:
                   Not Applicable.

Item 10.  Certification:

                   By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.

                                       By: /s/ James P. Barrow
                                           -------------------------------------
                                           Name: James P. Barrow
                                           Title: President

February 12, 2001
         --

                               Page 4 of 4 Pages